SPECIAL MEETING OF SHAREHOLDERS PRINCOR CASH MANAGEMENT FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis              474,868,466         18,710,706
    Ehrle              474,584,207         18,994,965
    Ferguson           475,010,196         18,568,975
    Gilbert            474,942,281         18,636,891
    Griswell           474,821,905         18,757,267
    Jones              475,021,635         18,557,536
    Keller             474,689,162         18,890,009
    Lukavsky           474,746,037         18,833,133
    Peebler            474,099,254         19,479,917

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         472,256,851        13,023,679             8,298,641

3.Approval of name change to Principal Cash Management Fund, Inc.

          In Favor            Opposed               Abstain

         465,803,211        14,092,571            13,683,389

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

         445,346,374        35,584,301            12,648,496

5.Defeat of proposal to eliminate the fundamental investment restriction regarding the purchase of shares of other investment companies.

       In Favor       Opposed       Abstain   Broker Non-Votes

      242,055,220   20,637,250    17,322,711     213,563,990

6.Defeat of proposed change to the fundamental investment restriction with respect to diversification requirements.

       In Favor       Opposed       Abstain   Broker Non-Votes

      239,753,774   22,517,642    17,743,764     213,563,990